EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

DIGIMARC CORPORATION

Digimarc Corporation, a Delaware corporation, hereby certifies that:

1.                                       The present name of the corporation is Digimarc Corporation.  The name under which the corporation was originally incorporated was DMRC Corporation, and the date of filing of the original certificate of incorporation of the corporation with the Secretary of State of the State of Delaware was June 18, 2008.

2.                                       The provisions of the certificate of incorporation of the corporation, as heretofore amended and/or supplemented, are hereby restated and integrated into a single instrument in the form attached hereto as Exhibit A, which is entitled Restated Certificate of Incorporation of Digimarc Corporation and which is incorporated herein by this reference, without further amendment and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of said single instrument attached hereto as Exhibit A.

3.                                       The Board of Directors of the corporation has duly adopted the Restated Certificate of Incorporation attached hereto as Exhibit A pursuant to the provisions of Section 245 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: September 3, 2008	Digimarc Corporation

	By:	/s/ Robert Chamness
Robert Chamness
Chief Legal Officer and Secretary

Exhibit A

RESTATED CERTIFICATE OF INCORPORATION

OF

DIGIMARC CORPORATION

ARTICLE I

NAME

The name of the corporation (which is hereinafter referred to as the “Corporation”) is:

Digimarc Corporation

ARTICLE II

REGISTERED OFFICE

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

PERPETUAL EXISTENCE

The Corporation shall have perpetual existence.

ARTICLE V

STOCK

Section 1. Authorization. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is 52,500,000, consisting of (i) 50,000,000 shares of common stock, $.001 par value per share (the “Common Stock”); and (ii) 2,500,000 shares of preferred stock (“Preferred Stock”), $.001 par value per share. All shares of Common Stock issued and outstanding shall be identical and shall entitle the holders thereof to the same rights and privileges, except as otherwise provided in this Article V.

Section 2. Series of Preferred Stock. The Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized from time to time to provide for the issuance of all or any shares of the Preferred Stock in one or more series, and in connection with the creation of any such series to determine and fix for each such series such voting powers, full or limited, or no voting powers, and such distinctive designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such series, including, without limitation, the authority to provide that any such series may be (a) subject to redemption at such time or times and at such price or prices; (b) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other series or class or classes of stock of the Corporation; (c) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (d) convertible into, or exchangeable for shares of any other series or class or classes of stock of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions.  Without limiting the generality of the foregoing, and subject to the rights of any series of Preferred Stock then outstanding, the resolutions providing for issuance of any series of Preferred Stock may provide that such series is superior or ranks equally or junior to the Preferred Stock of any other series, in each case to the extent permitted by law.

Section 3. Series A Redeemable Nonvoting Preferred Stock.  Ten Thousand (10,000) shares of Preferred Stock of the Corporation are hereby designated as Series A Redeemable Nonvoting Preferred Stock (the “Series A Redeemable Nonvoting Preferred”) with the following powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof:

(a)  Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph shall have, for the purposes of this Section 3, the meanings herein specified.

(i)                               Common Stock. The term “Common Stock” shall mean all shares now or hereafter authorized of any class of Common Stock of the Corporation, which have the right (subject always to prior rights of any class or series of Preferred Stock) to participate in the distribution of the assets and earnings of the Corporation without limit as to per share amount.

(ii)                            Issue Date. The term “Issue Date” shall mean the date that shares of Series A Redeemable Nonvoting Preferred are first issued by the Corporation.

(iii)                         Junior Stock. The term “Junior Stock” shall mean the Common Stock and any class or series of shares of the Corporation issued after the Issue Date not entitled to receive any assets upon the liquidation, dissolution or winding up of the affairs of the Corporation until the shares of Series A Redeemable Nonvoting Preferred shall have received the Stated Value of all outstanding shares of Series A Redeemable Nonvoting Preferred as of the date of such liquidation, dissolution or winding up, plus any accrued and unpaid dividends to such date.

(iv)                        Parity Stock. The term “Parity Stock” shall mean, for purposes of this Section 3, any class or series of shares of the Corporation issued after the Issue Date entitled to receive assets upon the liquidation, dissolution or winding up of the affairs of the Corporation on a parity with the Series A Redeemable Nonvoting Preferred.

(v)                           Senior Stock. The term “Senior Stock” shall mean any class or series of shares of the Corporation issued after the Issue Date ranking senior to the Series A Redeemable Nonvoting Preferred in respect of the right to receive dividends, or assets upon the liquidation, dissolution or winding up of the affairs of the Corporation.

(vi)                        Stated Value. The term “Stated Value” when used in reference to the Series A Redeemable Nonvoting Preferred shall mean $5.00 per share of Series A Redeemable Nonvoting Preferred.

(b)  Dividend Rate; Payment. No dividends shall be declared or paid on the Series A Redeemable Nonvoting Preferred.

(c)  Liquidation, Dissolution or Other Winding Up of the Corporation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of the Corporation, subject to the prior preferences and other rights of any shares of Senior Stock, but before any distribution or payment shall be made to the holders of Junior Stock, the holders of the shares of Series A Redeemable Nonvoting Preferred shall be entitled to be paid the Stated Value of all outstanding shares of Series A Redeemable Nonvoting Preferred as of the date of such liquidation or dissolution or such other winding up, in cash or in property taken at its fair value as determined by the Board of Directors, or both, at the election of the Board of Directors.  If such payment shall have been made in full to the holders of the Series A Redeemable Nonvoting Preferred, and if payment shall have been made in full to the holders of any Senior Stock and Parity Stock of all amounts to which such holders shall have a preference, then the remaining assets and funds of the Corporation shall be distributed pro rata, on a share-for-share basis, among the holders of shares of Parity Stock and Junior Stock. If, upon any such liquidation, dissolution or other winding up of the affairs of the Corporation, the net assets of the Corporation distributable among the holders of all outstanding shares of Series A Redeemable Nonvoting Preferred and of any shares of Parity Stock shall be insufficient to permit the payment in full to such holders of the preferential amounts to which they are entitled, then the entire net assets of the Corporation remaining after the distributions to holders of any shares of Senior Stock of the full amounts to which they may be entitled shall be distributed among the holders of the shares of Series A Redeemable Nonvoting Preferred and of any Parity Stock ratably in proportion to the full amounts to which they would otherwise be respectively entitled. For purposes of this Section 3(c), neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations shall be deemed to be a liquidation, dissolution, distribution of assets or winding-up of the Corporation, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding-up of the business of the Corporation.

(d)  Voting Rights. The Series A Redeemable Nonvoting Preferred shall have no voting rights other than such rights as may be required by Section 242(b)(2) of the DGCL or any similar provision hereafter enacted; provided that an amendment of this Certificate of Incorporation to increase or decrease (but not below the number of shares thereof then outstanding) the number of authorized shares of Series A Redeemable Nonvoting Preferred may be adopted by resolution adopted by the Board of Directors of the Corporation and approved by the affirmative vote of the holders of a majority of the voting power of all outstanding shares of Common Stock of the Corporation and all other outstanding shares of stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any similar provision hereafter enacted, with such outstanding shares of Common Stock and other stock considered for this purpose as a single class, and no vote of the holders of any shares of Series A Redeemable Nonvoting Preferred, voting separately as a class, shall be required therefor.

(e)  Redemption.  On or after June 18, 2013, the Corporation at its sole option shall have the right to redeem out of funds lawfully available therefor the Series A Redeemable Nonvoting Preferred, in whole or in part, at any time or from time to time, upon the terms and conditions which shall have been fixed and determined by the Board with respect thereto.  The Corporation shall effect redemption by paying cash in an amount per share equal to the Stated Amount.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of the Series A Redeemable Nonvoting Preferred to be redeemed at the address shown in the records of the Corporation; provided that, if the Series A Redeemable Nonvoting Preferred is held in book-entry form through DTC, the Corporation may give notice in any manner permitted by DTC. Each notice will state, as appropriate: (i) the redemption date per share of Series A Redeemable Nonvoting Preferred; (ii) the number of shares of Series A Redeemable Nonvoting Preferred to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such shares of Series A Redeemable Nonvoting Preferred are to be surrendered for payment of the redemption price if any such certificates are outstanding; and (v) the CUSIP, ISIN or similar identification number or numbers of the Series A Redeemable Nonvoting Preferred to be redeemed. If fewer than all shares of Series A Redeemable Nonvoting Preferred are to be redeemed, the Board of Directors shall select, in such manner as in its sole discretion it deems appropriate, the Series A Redeemable Nonvoting Preferred to be redeemed, and the notice provided to each such holder thereof will specify the number of shares of Series A Redeemable Nonvoting Preferred to be redeemed from such holder.  If notice of redemption of any Series A Redeemable Nonvoting Preferred has been given and if the funds necessary for such redemption have been set apart by the Corporation in trust for the benefit of holders of the Series A Redeemable Nonvoting Preferred so called for redemption, then from and after the redemption date, the Series A Redeemable Nonvoting Preferred will no longer be deemed to be outstanding and all rights of holders of such shares will terminate, except the right to receive the redemption price.

(f)  Other Terms. Except as may otherwise be provided in this Section 3 or as required by law, the terms of the Series A Redeemable Nonvoting Preferred shall be identical to those of the Common Stock.

Section 4. Common Stock Rights. The powers, preferences, and relative, participating, optional or other special rights, and the qualifications, limitations and restrictions of the Common Stock are as follows:

(a) Voting Rights.  Except as otherwise provided by law or by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, holders of the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote on each matter properly submitted to the stockholders of the Corporation for their vote.

(b) Dividends. Subject to the rights of the holders of any series of Preferred Stock, holders of Common Stock shall be entitled to receive such dividends and distributions (whether payable in cash or otherwise) as may be declared by the Board of Directors of the Corporation from time to time out of assets or funds of the Corporation legally available therefor.

(c) Liquidation, Dissolution or Other Winding Up of the Corporation. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or other winding up of the Corporation, after distribution in full of preferential amounts, if any, to be distributed to the holders of shares of any other class or series of stock having a preference as to liquidating distributions over the Common Stock, the holders of the Common Stock shall be entitled to share equally and ratably, share for share, in all of the remaining assets of the Corporation of whatever kind available for distribution to stockholders. For purposes of this Section, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation nor the consolidation or merger of the Corporation with or into one or more other corporations shall be deemed to be a liquidation, dissolution, distribution of assets or winding-up of the Corporation, voluntary or involuntary, unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding-up of the business of the Corporation.

(d) Preemptive Rights. Holders of the Common Stock shall not have preemptive rights.

ARTICLE VI

BOARD OF DIRECTORS

Section 1. Number of Directors. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution of the Board of Directors.

Section 2. Quorum and Manner of Acting. Unless otherwise provided by applicable law, the presence of a majority of the total number of directors constituting the whole Board (including vacancies and unfilled newly-created directorships) shall be necessary to constitute a quorum for the transaction of business. In the absence of a quorum, a majority of the directors present may adjourn the meeting from time to time until the quorum shall be present. Notice of any adjourned meeting need not be given. At all meetings of the Board at which a quorum is present, all matters shall be decided by the affirmative vote of the majority of the directors present, except as otherwise required by law. The Board may hold its meetings at such place or places within or without the State of Delaware as the Board may from time to time determine or as shall be specified in the respective notices, or waivers of notice, thereof.

Section 3. Written Ballot. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Section 4. Removal. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, any director or the entire Board of Directors may be removed from office with or without cause by the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote for the election of directors.

Section 5. Vacancies and Newly Created Directorships. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock or unless the Board of Directors determines by resolution that any vacancy or newly created directorship shall be filled by the stockholders, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next annual meeting of stockholders and until such director’s successor shall be elected and qualified. No decrease in the number of directors shall shorten the term of any incumbent director.

ARTICLE VII

AMENDING THE BYLAWS

In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation at any regular or special meeting of the Board of Directors or by written consent, subject to the power of the stockholders of the Corporation to adopt, amend or repeal any Bylaws. The foregoing notwithstanding, the stockholders of the Corporation shall have no power to adopt, amend or repeal any Bylaws unless such adoption, amendment or repeal is approved by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article VII as a single class.

ARTICLE VIII

AMENDING THE CERTIFICATE OF INCORPORATION

Subject to the provisions of Article IX hereof, the Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of

Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article.

ARTICLE IX

STOCKHOLDER MEETINGS

Section 1. Written Action. Any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation at its principal place of business, or an officer or agent of the Corporation having custody of the book in which proceedings of meetings of stockholders are recorded; provided, however that at such time as DMRC LLC no longer is the beneficial owner of all of the outstanding shares of Common Stock, then, notwithstanding any other provision of this Certificate of Incorporation, any action required or permitted to be taken at any annual or special meeting of the stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.

Section 2. Special Meetings. Except as otherwise required by law or provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any series of Preferred Stock, special meetings of stockholders of the Corporation may be called only by (a) the Board of Directors pursuant to a resolution approved by a majority of the total number of directors that the Corporation would have if there were no vacancies or unfilled newly created directorships or (b) the Chairman of the Board of Directors, and any power of stockholders to call a special meeting is specifically denied.

Section 3. Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

ARTICLE X

SUPERMAJORITY AMENDMENT

Notwithstanding any other provisions of this Certificate of Incorporation or the Bylaws (and notwithstanding that a lesser percentage may be specified by law), the provisions of Article VI, Article VII, Article IX, and this Article X hereof may not be altered, amended or repealed unless such alteration, amendment or repeal is approved by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, considered for purposes of this Article X as a single class.

ARTICLE XI

DIRECTOR LIABILITY

No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article XI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the personal liability of the directors to the Corporation or its stockholders shall be limited to the full extent permitted by the DGCL, as so amended from time to time.  No amendment, modification or repeal of this Article XI, adoption of any provision in this Certificate of Incorporation, or change in the law or interpretation of the law shall adversely affect any right or protection of a director of the Corporation under this Article XI with respect to any act or omission that occurred prior to the time of such amendment, modification, repeal, adoption or change.

* * * * *

DIGIMARC CORPORATION

STATE OF DELAWARE
CERTIFICATE OF DESIGNATION
OF CERTIFICATE OF INCORPORATION

Designation of Rights and Preferences

Digimarc Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that pursuant to the authority granted by Article V of the Certificate of Incorporation of the Corporation and in accordance with the provisions of Section 151 of the DGCL, the Board of Directors of the Corporation (the “Board of Directors”) has adopted the following resolution fixing the designation and certain terms, powers, preferences and other rights of a new series of preferred stock to the Corporation and certain qualifications, limitations and restrictions thereon:

Designation of Series R Preferred Stock

RESOLVED, that pursuant to the authority granted to and vested in the Board in accordance with the Company’s Certificate of Incorporation, upon the completion of the DMRC Merger, the Board creates a series of Preferred Stock, $0.001 par value per share, called the “Series R Participating Cumulative Preferred Stock,” and fixes the relative rights, preferences and limitations thereof (in addition to the rights and preferences set forth in the Company’s Certificate of Incorporation that are applicable to the preferred stock of the Company generally) as set forth in the Certificate of Amendment of the Company’s Certificate of Incorporation in the form presented to the Board at this meeting.

Such designation of Series R Preferred Stock shall be and read as follows:

1.                                      Designation of Rights and Preferences of Series R Participating Cumulative Preferred Stock

The following series of Preferred Stock is hereby designated, which series shall have the rights, preferences and privileges and limitations set forth below:

1.1.                            Designation of Series R Participating Cumulative Preferred Stock

The shares of such series shall be designated the “Series R Participating Cumulative Preferred Stock” (the “Series R Preferred Stock”), $0.001 par value per share.  The number of shares initially constituting the Series R Preferred Stock shall be 500,000.  Such number of shares may be decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series R Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series R Preferred Stock.

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1.2.                            Dividends and Distributions

(a)                                  Subject to the prior and superior rights of the holders of shares of any other series of Preferred Stock or other class of capital stock of the Corporation ranking prior and superior to the shares of Series R Preferred Stock with respect to dividends, the holders of shares of Series R Preferred Stock shall be entitled to receive, when, as, and if declared by the Board of Directors, out of the assets of the Corporation legally available therefor, quarterly dividends payable in cash on the last day of each fiscal quarter in each year, or such other dates as the Corporation’s Board of Directors shall approve (each such date being referred to in this Designation as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or a fraction of a share of Series R Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $0.001 and (ii) the Formula Number (as hereinafter defined) then in effect times the cash dividends then to be paid on each share of Common Stock.  In addition, if the Corporation shall pay any dividend or make any distribution on the Common Stock payable in assets, securities or other forms of noncash consideration (other than dividends or distributions solely in shares of Common Stock), then, in each such case, the Corporation shall simultaneously pay or make on each outstanding whole share of Series R Preferred Stock a dividend or distribution in like kind equal to the Formula Number then in effect times such dividend or distribution on each share of Common Stock.  As used in this Designation and in the Rights Agreement, the “Formula Number” shall be 100; provided, however, that if at any time after the completion of the DMRC Merger the Corporation shall (i) declare or pay any dividend on the Common Stock payable in shares of Common Stock or make any distribution on the Common Stock in shares of Common Stock, (ii) subdivide (by a stock split or otherwise) the outstanding shares of Common Stock into a larger number of shares of Common Stock, or (iii) combine (by a reverse stock split or otherwise) the outstanding shares of Common Stock into a smaller number of shares of Common Stock, then in each such event the Formula Number shall be adjusted to a number determined by multiplying the Formula Number in effect immediately prior to such event by a fraction, the numerator of which is the number of shares of Common Stock that are outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event (and rounding the result to the nearest whole number); and provided further, that if at any time after the Completion of the DMRC Merger the Corporation shall issue any shares of its capital stock in a merger, reclassification or change of the outstanding shares of Common Stock, then in each such event the Formula Number shall be appropriately adjusted to reflect such merger, reclassification or change so that each share of Preferred Stock continues to be the economic equivalent of a Formula Number of shares of Common Stock prior to such merger, reclassification or change.

(b)                                 The Corporation shall declare a dividend or distribution on the Series R Preferred Stock as provided in Section 1.2(a) immediately prior to or at the same time it declares a dividend or distribution on the Common Stock (other than a dividend or distribution solely in shares of Common Stock); provided, however, that in the event no dividend or distribution (other than a dividend or distribution in shares of Common Stock) shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $0.001 per share on the Series R Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment

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Date.  The Corporation’s Board of Directors may fix a record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a dividend or distribution declared thereon, which record date shall be the same as the record date for any corresponding dividend or distribution on the Common Stock and which shall not be more than 60 days prior to the date fixed for payment thereof.

(c)                                  Dividends shall begin to accrue and be cumulative on outstanding shares of Series R Preferred Stock from and after the Quarterly Dividend Payment Date next preceding the date of original issue of such shares of Series R Preferred Stock; provided, however, that dividends on such shares that are originally issued after the record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a quarterly dividend on or prior to the next succeeding Quarterly Dividend Payment Date shall begin to accrue and be cumulative from and after such Quarterly Dividend Payment Date.  Notwithstanding the foregoing, dividends on shares of Series R Preferred Stock that are originally issued prior to the record date for the determination of holders of shares of Series R Preferred Stock entitled to receive a quarterly dividend on or prior to the first Quarterly Dividend Payment Date shall be calculated as if cumulative from and after the last day of the fiscal quarter (or such other Quarterly Dividend Payment Date as the Corporation’s Board of Directors shall approve) next preceding the date of original issuance of such shares.  Accrued but unpaid dividends shall not bear interest.  Dividends paid on the shares of Series R Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding.

(d)                                 So long as any shares of Series R Preferred Stock are outstanding, no dividends or other distributions shall be declared, paid or distributed, or set aside for payment or distribution, on the Common Stock unless, in each case, the dividend required by this Section 1.2 to be declared on the Series R Preferred Stock shall have been declared.

(e)                                  The holders of shares of Series R Preferred Stock shall not be entitled to receive any dividends or other distributions except as provided in this Designation.

1.3.                            Voting Rights

The holders of shares of Series R Preferred Stock shall have the following voting rights:

(a)                                  Each holder of Series R Preferred Stock shall be entitled to a number of votes equal to the Formula Number then in effect for each share of Series R Preferred Stock held of record on each matter on which holders of the Common Stock or stockholders generally are entitled to vote, multiplied by the maximum number of votes per share that any holders of the Common Stock or stockholders generally then have with respect to such matter (assuming any holding period or other requirement to vote a greater number of shares is satisfied).

(b)                                 Except as otherwise provided in this Designation or by applicable law, the holders of shares of Series R Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Corporation having general voting rights shall vote together as one class for

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the election of directors of the Corporation and on all other matters submitted to a vote of stockholders of the Corporation.

(c)                                  Except as provided in this Designation or by applicable law, holders of Series R Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth in this Designation) for authorizing or taking any corporate action.

1.4.                            Certain Restrictions

(a)                                  Whenever quarterly dividends or other dividends or distributions payable on the Series R Preferred Stock as provided in Section 1.2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series R Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i)                                     declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series R Preferred Stock;

(ii)                                  declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock, except dividends paid ratably on the Series R Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)                               redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock; provided, however, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series R Preferred Stock; or

(iv)                              redeem or purchase or otherwise acquire for consideration any shares of Series R Preferred Stock, or any shares of stock ranking on a parity with the Series R Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Corporation’s Board of Directors) to all holders of such shares upon such terms as the Corporation’s Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective Preferred Stock classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b)                                 The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 1.4, purchase or otherwise acquire such shares at such time and in such manner.

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1.5.                            Liquidation Rights

Upon the liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, no distribution shall be made to (a) the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series R Preferred Stock unless, prior thereto, the holders of shares of Series R Preferred Stock shall have received an amount equal to the greater of (i) $0.001 per share and (ii) the accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, plus an aggregate amount per share equal to the Formula Number then in effect times the aggregate amount to be distributed per share to holders of Common Stock or (b) the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series R Preferred Stock, except distributions made ratably on the Series R Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

1.6.                            Consolidation, Merger, etc.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the then outstanding shares of Series R Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share equal to the Formula Number then in effect times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed.  In the event both this Section 1.6 and Section 1.2 appear to apply to a transaction, this Section 1.6 will control.

1.7.                            No Redemption; No Sinking Fund

(a)                                  The shares of Series R Preferred Stock shall not be subject to redemption by the Corporation or at the option of any holder of Series R Preferred Stock; provided, however, that the Corporation may purchase or otherwise acquire outstanding shares of Series R Preferred Stock in the open market or by offer to any holder or holders of shares of Series R Preferred Stock.

(b)                                 The shares of Series R Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

1.8.                            Ranking

The Series R Preferred Stock shall rank junior to all other series of Preferred Stock of the Corporation, unless the Corporation’s Board of Directors shall specifically determine otherwise in fixing the powers, preferences and relative, participating, optional and other special rights of the shares of such Preferred Stock and the qualifications, limitations and restrictions thereof.

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1.9.                            Fractional Shares

The Series R Preferred Stock shall be issuable upon exercise of the Rights issued pursuant to the Rights Agreement in whole shares or in any fractional share that is one one-hundredth (1/100th) of a share or any integral multiple of such fraction, and shall entitle the holder, in proportion to such holder’s fractional shares, to receive dividends, exercise voting rights, participate in distributions and have the benefit of all other rights of holders of Series R Preferred Stock.  In lieu of fractional shares, the Corporation, prior to the first issuance of a share or a fractional share of Series R Preferred Stock, may elect to (a) make a cash payment as provided in the Rights Agreement for a fractional share other than one one-hundredth (1/100th) of a share or any integral multiple thereof or (b) issue depository receipts evidencing such authorized fractional share of Series R Preferred Stock pursuant to an appropriate agreement between the Corporation and a depository selected by the Corporation; provided, however, that such agreement shall provide that the holders of such depository receipts shall have all the rights, privileges and preferences to which they are entitled as holders of the Series R Preferred Stock.

1.10.                     Reacquired Shares

Any shares of Series R Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof.  All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular Series by the Corporation’s Board of Directors pursuant to the provisions of Article V of the Certificate of Incorporation.

1.11.                     Amendment

None of the powers, preferences and relative, participating, optional and other special rights of the Series R Preferred Stock as provided in this Designation or in the Certificate of Incorporation shall be amended in any manner that would alter or change the powers, preferences, rights or privileges of the holders of Series R Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Series R Preferred Stock, voting as a separate class.

* * * * *

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Designation to be signed this 3rd day of September, 2008.

Digimarc Corporation

By:	/s/ Robert Chamness
Robert Chamness
Chief Legal Officer and Secretary

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